As filed with the Securities and Exchange Commission on November 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BSQUARE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1650880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 110th Avenue NE, Suite 200

Bellevue, Washington 98004

(Address of Principal Executive Offices) (Zip Code)

THIRD AMENDED AND RESTATED STOCK PLAN

(Full title of the plan)

Brian T. Crowley

President and Chief Executive Officer

110 110th Avenue NE, Suite 200

Bellevue, Washington 98004

(Name and address of agent for service)

(425) 519-5900

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Erickson, Esq.

Summit Law Group, PLLC

315 Fifth Avenue South, Suite 1000

Seattle, Washington 98104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share, subject to outstanding options with fixed prices under the registrant’s Third Amended and Restated Stock Plan	8,000	$1.61 (2)	$12,880.00	$0.72
	3,000	$1.75 (2)	$5,250.00	$0.29
	1,000	$2.21 (2)	$2,210.00	$0.12
	250	$2.25 (2)	$562.50	$0.03
	750	$2.27 (2)	$1,702.50	$0.09
	1,500	$2.38 (2)	$3,570.00	$0.20
	1,500	$2.40 (2)	$3,600.00	$0.20
	195,000	$2.41 (2)	$469,950.00	$26.22
	1,000	$2.45 (2)	$2,450.00	$0.14
	1,500	$2.46 (2)	$3,690.00	$0.21
	11,000	$2.47 (2)	$27,170.00	$1.52
	1,550	$2.51 (2)	$3,890.50	$0.22
	675	$2.56 (2)	$1,728.00	$0.10
	2,500	$2.58 (2)	$6,450.00	$0.36
	1,250	$2.64 (2)	$3,300.00	$0.18
	1,000	$2.67 (2)	$2,670.00	$0.15
	3,500	$2.75 (2)	$9,625.00	$0.54
	16,500	$2.77 (2)	$45,705.00	$2.55
	500	$2.78 (2)	$1,390.00	$0.08
	1,050	$2.79 (2)	$2,929.50	$0.16
	12,975	$2.80 (2)	$36,330.00	$2.03
	1,450	$3.30 (2)	$4,785.00	$0.27
	800	$3.49 (2)	$2,792.00	$0.16
	4,850	$3.50 (2)	$16,975.00	$0.95
	2,000	$3.55 (2)	$7,100.00	$0.40
	750	$3.59 (2)	$2,692.50	$0.15
	425	$3.61 (2)	$1,534.25	$0.09
	3,600	$3.62 (2)	$13,032.00	$0.73
	1,200	$3.71 (2)	$4,452.00	$0.25
	5,000	$3.73 (2)	$18,650.00	$1.04
	250	$3.78 (2)	$945.00	$0.05
	120,000	$3.80 (2)	$456,000.00	$25.44
	400	$3.90 (2)	$1,560.00	$0.09
	1,000	$3.92 (2)	$3,920.00	$0.22
	11,000	$3.97 (2)	$43,670.00	$2.44
	3,000	$3.99 (2)	$11,970.00	$0.67
	2,000	$4.00 (2)	$8,000.00	$0.45
	2,000	$4.05 (2)	$8,100.00	$0.45
	250	$4.26 (2)	$1,065.00	$0.06
	750	$4.27 (2)	$3,202.50	$0.18
	145,850	$4.34 (2)	$632,989.00	$35.32
	300	$4.51 (2)	$1,353.00	$0.08
	2,800	$4.65 (2)	$13,020.00	$0.73
	36,088	$4.66 (2)	$182,150.08	$10.16
	15,000	$4.69 (2)	$70,350.00	$3.93
	250	$4.71 (2)	$1,177.50	$0.07
	7,000	$4.72 (2)	$33,040.00	$1.84
	3,800	$4.74 (2)	$18,012.00	$1.01
	4,250	$4.76 (2)	$20,230.00	$1.13
	1,000	$4.78 (2)	$4,780.000	$0.27
	1,000	$4.79 (2)	$4,790.00	$0.27
	2,400	$4.80 (2)	$11,520.00	$0.64
	750	$4.82 (2)	$3,615.00	$0.20
	25,250	$4.83 (2)	$121,957.50	$6.81
	500	$5.09 (2)	$2,545.00	$0.14
	1,500	$5.17 (2)	$7,755.00	$0.43
	20,000	$5.32 (2)	$106,400.00	$5.94
	43,750	$5.35 (2)	$234,062.50	$13.06
	250	$5.39 (2)	$1,347.50	$0.08
	3,000	$6.00 (2)	$18,000.00	$1.00
	5,000	$6.12 (2)	$30,600.00	$1.71
	25,000	$6.13 (2)	$153,250.00	$8.55
	750	$6.20 (2)	$4,650.00	$0.26
	5,000	$6.24 (2)	$31,200.00	$1.74
	1,500	$6.27 (2)	$9,405.00	$0.52
	1,500	$6.47 (2)	$9,705.00	$0.54
	5,000	$6.51 (2)	$32,550.00	$1.82
	10,000	$6.53 (2)	$65,300.00	$3.64
	2,500	$6.62 (2)	$16,550.00	$0.92
	500	$6.79 (2)	$3,395.00	$0.19
	700	$6.86 (2)	$4,802.00	$0.27
	500	$6.95 (2)	$3,475.00	$0.19
Common Stock, no par value per share	334,230 (3)	$2.42 (4)	$808,836.60	$45.13
TOTALS	1,136,643		$3,920,310.93	$218.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s Third Amended and Restated Stock Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, based upon the exercise prices of outstanding options.
(3)	Represents additional shares of Common Stock available for issuance under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low sales price of the Common Stock on November 2, 2009, as reported on the Nasdaq Global Market.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF

ADDITIONAL SECURITIES AND INCORPORATION BY REFERENCE

This Registration Statement registers 1,136,643 additional shares of the registrant’s Common Stock authorized for issuance under the registrant’s Third Amended and Restated Stock Plan, as a result of the operation of the “evergreen” provision contained therein. The contents of the previous Registration Statements on Form S-8 (File No. 333-89333, File No. 333-70210, File No. 333-90848, File No. 333-114104, and File No. 333-116279), including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2009;

(b) The registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2009;

(c) The registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 6, 2009;

(d) The registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2009;

(e) Item 4.02 of the registrant’s Current Report on Form 8-K filed with the Commission on February 11, 2009;

(f) The registrant’s Current Report on Form 8-K/A filed with the Commission on March 26, 2009;

(g) The registrant’s Current Report on Form 8-K/A filed with the Commission on June 19, 2009; and

(h) The description of the registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 15, 1999 (File No. 000-27687), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 5 th day of November, 2009.

BSQUARE CORPORATION
(Registrant)

By:	/s/ BRIAN T. CROWLEY
Brian T. Crowley President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian T. Crowley and Scott C. Mahan, or either of them, his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of November, 2009.

Signature	Title

/s/ BRIAN T. CROWLEY Brian T. Crowley	President and Chief Executive Officer (Principal Executive Officer)

/s/ SCOTT C. MAHAN Scott C. Mahan	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ELLIOTT H. JURGENSEN, JR. Elliott H. Jurgensen, Jr.	Chairman of the Board

/s/ DONALD B. BIBEAULT Donald B. Bibeault	Director

/s/ ELWOOD D. HOWSE, JR. Elwood D. Howse, Jr.	Director

/s/ SCOT E. LAND Scot E. Land	Director

/s/ WILLIAM D. SAVOY William D. Savoy	Director

/s/ KENDRA VANDERMEULEN Kendra VanderMeulen	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Third Amended and Restated Stock Plan (incorporated by reference to Exhibit 10.1 filed with the registrant’s Annual Report on Form 10-K on February 19, 2008)

5.1	Opinion of Summit Law Group, PLLC

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.2	Consent of Summit Law Group, PLLC (included in opinion filed as Exhibit 5.1)

24.1	Power of attorney (included on the signature page to this Registration Statement)